                                                                     EXHIBIT 4.3


     NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER OF DEFAULTS

       This Amendment, dated as of May 23, 2001, is made by and among SHELDAHL, INC., a Minnesota corporation (the "Borrower"), WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a Norwest Bank Minnesota, National Association, a national banking association ("Wells Fargo"; in its separate capacity as administrative agent for the Lenders, the "Agent"), and each of the financial institutions appearing on the signature pages hereof.

                                    Recitals

       The Borrower, the Agent and the Lenders are parties to a Credit and Security Agreement dated as of June 19, 1998, as amended by a First Amendment to Credit and Security Agreement dated as of November 25, 1998, a Second Amendment to Credit and Security Agreement dated as of March 31, 1999, a Third Amendment to Credit and Security Agreement dated as of April 5, 1999, a Fourth Amendment to Credit and Security Agreement dated as of November 9, 1999, a Fifth Amendment to Credit and Security Agreement dated as of June 16, 2000, a Sixth Amendment to Credit and Security Agreement dated as of June 27, 2000, a Seventh Amendment to Credit and Security Agreement dated as of November 7, 2000, and an Eighth Amendment to Credit Agreement dated as of December 26, 2000 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

       The Borrower has requested that the Lenders and the Agent consent to certain transactions, waive certain Events of Default and that certain amendments be made to the Credit Agreement. The Agent and the Lenders are willing to grant the Borrower's requests pursuant to the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

       1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

              "`EBITDA' for a period means, the sum of (i) pretax earnings from continuing operations, (ii) Interest Expense and (iii) depreciation, depletion, and amortization of tangible and intangible assets, before (a) special extraordinary gains, (b) minority interests, and (c) miscellaneous gains and losses, in each case for such period, computed and calculated in accordance with GAAP."

              "`Eligible Accounts' means the sum of: (i) all unpaid Accounts owed to the Borrower, net of any credits, and (ii) provided that neither an Event of Default nor a Materials Business Sale has occurred, all unpaid Accounts owed to IFT, net of any credits; except the following shall not in any event be deemed Eligible Accounts:

                     (i) that portion of Accounts (other than dated Accounts)
              unpaid 60 days or more after the due date, and that portion of dated Accounts unpaid 30 days or more after the stated due date or 120 days or more after the shipping date;

                     (ii) that portion of Accounts that is disputed or subject
              to a claim of offset or a contra account;

                     (iii) that portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower or IFT to the customer;

                     (iv) Accounts owed by any unit of government, whether
              foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower or IFT (as applicable) has provided evidence satisfactory to the Agent that
              (A) the Agent has a first priority perfected security interest and
              (B) such Accounts may be enforced by the Agent directly against such unit of government under all applicable laws);

                     (v) Accounts owed by an account debtor located outside the
              United States which are not backed by a bank letter of credit assigned to the Agent (if such assignment is required by the Agent), in the possession of the Agent and acceptable to the Agent in all respects, in its sole discretion; provided, however, that, Accounts due and owing from Siemens, Bosch, Delco, Ford, Texas Instruments, Polaroid, 3M, Hewlett Packard and Motorola which satisfy all other requirements of this definition (including without limitation clause (xiii)), shall not be deemed ineligible because of this clause;

                     (vi) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

                     (vii) Accounts owed by a shareholder, Subsidiary,
              Affiliate, officer or employee of the Borrower or IFT;

                     (viii) Accounts not subject to a duly perfected security
              interest in the Agent's favor or which are subject to any lien, security interest or claim in favor of any Person other than the Agent including without limitation any payment or performance bond;

                     (ix) Accounts owned by IFT until the Agent has received
              evidence satisfactory to it of the perfection and priority of its security interest in such Accounts;

                     (x) that portion of Accounts that has been restructured,
              extended, amended or modified;

                     (xi) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

                     (xii) Accounts owed by an account debtor, regardless of
              whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i),
              (ii) or (x) above, provided, however, that the Agent may from time to time in its sole discretion exclude from the operation of this clause (xii) those Accounts that the Agent designates; and;

                     (xiii) Accounts, or portions thereof, otherwise deemed
              ineligible by the Agent in its sole discretion."

              "`Eligible Inventory' means the sum of: (i) all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP, and (ii) provided that neither an Event of Default nor a Materials Business Sale has occurred, all Inventory of IFT, at the lower of cost or market value as determined in accordance with GAAP; except the following shall not in any event be deemed Eligible Inventory:

                     (i) Inventory that is: in-transit (provided that goods in
              transit in the ordinary course of business between the Borrower's facilities in Brown and Marshall Counties, South Dakota, its facilities in Rice and Dakota Counties, Minnesota and Boulder County, Colorado shall not be excluded by this clause); located at any warehouse, job site or other premises not approved by the Agent in writing; located outside of the states, or localities, as applicable, in which the Agent has filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title not in the Agent's possession; on consignment from or to any Person or subject to any bailment;

                     (ii) Supplies, packaging, maintenance parts or sample
              Inventory;

                     (iii) Inventory that is damaged, obsolete, slow moving or
              not currently saleable in the normal course of the Borrower's or IFT's operations;

                     (iv) Inventory that the Borrower or IFT has returned, has
              attempted to return, is in the process of returning or intends to return to the vendor thereof;

                     (v) Inventory that is perishable or live;

                     (vi) Inventory manufactured by the Borrower or IFT pursuant to a license, other than that manufactured under a license from IBM, Inc., unless the applicable licensor has agreed in writing to permit the Agent to exercise its rights and remedies against such Inventory;

                     (vii) Inventory that is subject to a security interest in
              favor of any Person other than the Agent;

                     (viii) Inventory owned by IFT until the Agent has received evidence satisfactory to it of the perfection and priority of its security interest in such Inventory; and

                     (ix) Inventory otherwise deemed ineligible by the Agent in its sole discretion."

              "`Margin' means, from March 1, 2001 and thereafter, four percent (4.0%)."

              "`Materials Business Sale' means a sale by the Borrower, which sale is approved by the Agent and the Lenders in their sole discretion, of the Borrower's adhesive-based tapes, laminates and composite materials business, excluding Accentia, Comclad, lithium batteries products, Novaclad, Novaflex, Flexbase, and those products and assets associated with the flexible interconnect division."

              "`Molex' means Molex Incorporated."

              "`Ninth Amendment' means the Ninth Amendment to Credit and Security Agreement by and among the Borrower, the Lenders and the Agent dated as of May 23, 2001."

              "`Ninth Amendment Effective Date' means the date all conditions set forth in Paragraph 13 of the Ninth Amendment are satisfied."

              "`Subordinated Lender' means, individually and collectively, Molex, Morgenthaler and Ampersand."

       2. Term Note Payments. Section 2.10 is amended by deleting and replacing such section in its entirety as follows:

              Section 2.10 Payment of Term Notes. The principal of the Term Notes will be payable in aggregate equal monthly installments of $205,130 beginning January 1, 1999 and on the first day of each month thereafter until the Termination Date at which time the outstanding principal balance of the Term Notes and all interest accrued thereon shall be due and payable in full. The Agent has obtained, at the Borrower's expense, an appraisal of the Eligible Equipment and all equipment owned by all Subsidiaries of the Borrower following the Merger (the "Combined Equipment") which has established that the aggregate outstanding principal balance of the Term Notes exceeds 75% of the orderly liquidation value of the Combined Equipment as shown on such appraisal. Upon the earlier of: (i) the occurrence of an Event of Default, (ii) the occurrence of a Materials Business Sale, (iii) the date of any refinancing of the Obligations by any lender other than the Lenders or
       (iv) July 30, 2001, the Borrower shall immediately prepay the Term Notes in the amount of such excess together with any prepayment fee owed pursuant to Section 2.16.

       3. Financial Covenants. Sections 6.18 through 6.21 of the Credit Agreement are amended to read as set forth below.

              "Section 6.18 - Reserved"

              "Section 6.19 - Reserved"

              "Section 6.20 - Reserved"

              "Section 6.21 Minimum EBITDA. The Borrower will achieve during the period described below, EBITDA, of not less than the amount set forth opposite such period:

        March 30, 2001 through
             May 3, 2001                             $(5,000,000)

        March 30, 2001 through
             May 31, 2001                            $(5,000,000)

        March 30, 2001 through
             June 29, 2001                           $(5,000,000)

       4. New Compliance Certificate. Exhibit F to the Credit Agreement is hereby amended in its entirety and replaced by Exhibit A to this Amendment.

       5. Other Affirmative Covenants. Article 6 is amended by adding the following Sections 6.23, 6.24 and 6.25:

              "Section 6.23 Sale Commitment Information. By May 23, 2001, the Borrower will deliver to the Agent a copy of an engagement letter from a reputable investment banking firm retained by the Borrower to broker a Materials Business Sale. By June 15, 2001, the Borrower will deliver to the Agent a copy of those written materials prepared by such investment banking firm regarding such Materials Business Sale.

              Section 6.24 Potential Sale Updates. Prior to the close of business on Friday of each week following the date of the Ninth Amendment, the Borrower will deliver to the Agent, in form and detail acceptable to the Agent, progress reports regarding any potential Materials Business Sale; simultaneously, upon request by the Agent, the Borrower will deliver to the Agent those documents deemed by the Agent to be material to any such potential Materials Business Sale.

              Section 6.25 Sale Documentation. Prior to a Materials Business Sale, the Borrower will deliver to the Agent: (i) a copy of the final proposed purchase agreement to consummate such Materials Business Sale,
       (ii) a calculation of the Borrowing Base prior to giving effect to such proposed Materials Business Sale and (iii) a calculation of the Borrowing Base after giving effect to such proposed Materials Business Sale."

       6. Expressed Consent. Section 7.1 of the Credit Agreement is amended by replacing the final period with "; and" and inserting the following new subsection (f):

              "(f) a lien in favor of the Subordinated Lender on all assets, other than real property assets, including but not limited to Manufacturing Fixtures (as defined in the Subordinated Secured Notes Purchase Agreement, dated as of May 18, 2001, by and among the Borrower and the Subordinated Lender) of the Borrower, its Affiliates and its Subsidiaries, including but not limited to IFT, which lien shall be junior to the interest of the Agent and the Lenders, and which lien shall be automatically released upon the closing of the sale of any such assets to any bona fide purchaser approved by the Agent. Following such a sale contemplated in this subsection 7.1(f), the Subordinated Lender may hold a lien on only those proceeds of such sale which are in excess of the Obligations."

       7. New Subordinated Debt. Section 7.2 of the Credit Agreement is amended to add the following new subsection (b-1) immediately following subsection (b):

              "(b-1) indebtedness to be used for general corporate purposes and working capital only not exceeding a principal amount of $5,000,000 and subordinated to the Obligations pursuant to a subordination agreement satisfactory to the Agent in its sole discretion, with the Borrower's obligation to pay such indebtedness being evidenced by instruments (which may be assigned) notifying any holder thereof of such subordination."

       8. Events of Default. Subsection 8.1(t) of the Credit Agreement is amended by replacing the final period with "; or" and inserting the following new subsections (u), (v) and (w):

              "(u) By July 16, 2001, the Subordinated Lender shall not have indicated to the Agent in writing their continuing commitment to consummate a Materials Business Sale and the Borrower has not provided the Agent with a written offer proposing a Materials Business Sale from another bona fide purchaser;

              (v) By June 29, 2001, the Borrower shall fail to deliver to the Agent financial projections for the period from June 30, 2001 through December 31, 2001;

              (w) By July 20, 2001, the Agent, the Lenders and the Borrower shall fail to establish, for the period from July 20, 2001 through December 31, 2001: (i) a new definition for Borrowing Base in Section 1.1 and (ii) new financial covenants in Article 6."

       9. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

       10. Expressed Consent to New Subordinated Debt. Notwithstanding any language in the Credit Agreement, including but not limited to Sections 7.2 and 7.9, the Agent and the Lenders hereby consent to the Borrower's incurring indebtedness in the principal amount of $5,000,000, which indebtedness shall be owed to the Subordinated Lender and which indebtedness shall be fully subordinated to the Obligations pursuant to a Subordination Agreement of even date herewith by the Subordinated Lender for the benefit of the Agent on behalf of the Lenders.

       11. Defaults. The following Events of Default exist (the "Existing Defaults"):

----------------------------------------------------------------------------------------------------------------------
CREDIT AGREEMENT SECTION/COVENANT                REQUIRED AS OF 3/30/01                   ACTUAL AS OF 3/30/01
----------------------------------------------------------------------------------------------------------------------
Section 6.18 Minimum Cash Flow
Available for Debt Service                           $12,600,000                                $9,212,000
----------------------------------------------------------------------------------------------------------------------

Section 6.19 Minimum Debt Service
Coverage Ratio                                      1.50 to 1.00                               1.43 to 1.00
----------------------------------------------------------------------------------------------------------------------

Section 6.20 Pre-Tax Net Income                     $(4,000,000)                               $(11,772,000)
----------------------------------------------------------------------------------------------------------------------

Upon the terms and subject to the conditions set forth in this Amendment, the Lenders hereby waive the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

       12. Amendment Fee. In consideration of the Lenders' execution of this Amendment, the Borrower shall pay the Agent a fully earned, non-refundable fee in the amount of $300,000, which fee shall be paid as follows: (a) $150,000 shall be paid as of the date hereof; (b) $150,000 shall be paid on the earlier of: (i) the occurrence of an Event of Default, (ii) the occurrence of a Materials Business Sale, (iii) the date of any refinancing of the Obligations by any lender other than the Lenders or (iv) July 30, 2001.

       13. Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 11 hereof, shall be effective when the following conditions have been met to the satisfaction of the Agent:

              (a) the Agent shall have received an executed original hereof;

              (b) the Agent shall have received those executed documents necessary for the Lenders to properly perfect their liens against the intellectual property of the Borrower and IFT;

              (c) the Agent shall have received, in form and content satisfactory to the Agent, a mortgage from the Borrower securing the Obligations with the Borrower's Britton, South Dakota facility and real property;

              (d) the Agent shall have received, in form and content satisfactory to the Agent, an unconditional, limited guaranty from Molex Incorporated in the amount of $1,000,000;

              (e) the Agent shall have received, in form and content satisfactory to the Agent, a subordination agreement from the Subordinated Lender with respect to a $5,000,000 loan to the Borrower, including but not limited to a subordination and deferral of any fees to be charged by the Subordinated Lender. Such loan may be secured by a lien junior to the interest of the Agent and the Lenders on those assets of the Borrower other than real property assets; but such lien shall be automatically released upon the closing of the sale of any such assets to any bona fide purchaser approved by the Agent, and the Subordinated Lender shall have no further rights or interests in such assets. At the request of the Agent or the Borrower, the Subordinated Lender shall execute and deliver all documents evidencing and effectuating such release of any security interests. Thereafter, the loan from the Subordinated Lender may be secured by a lien which shall attach only to those proceeds of the sale contemplated in this subparagraph (e) which proceeds are in excess of the Obligations.

       14. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders as follows:

              (a) The Borrower has all requisite corporate power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

              (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

              (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

       15. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

       16. No Other Waiver. Except as set forth in Paragraph 11, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lenders, whether or not known to the Lenders and whether or not existing on the date of this Amendment.

       17. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

       18. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lenders on demand for all costs and expenses incurred by the Lenders in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lenders for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lenders may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, including without limitation the fee owed under Paragraph 12.

       19. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK MINNESOTA,                     SHELDAHL, INC.
  NATIONAL ASSOCIATION, as Agent


By /s/ Perry T. Larson                          By /s/ Peter Duff
   -----------------------------                   -----------------------------
   Perry T. Larson                                 Peter Duff
   Its Vice President                              Its Vice President - Finance

WELLS FARGO BANK MINNESOTA,                     THE CIT GROUP/EQUIPMENT
  NATIONAL ASSOCIATION                            FINANCING, INC.


By /s/ Perry T. Larson                          By /s/ William B. Stoebig
   -----------------------------                   -----------------------------
   Perry T. Larson                                 William B. Stoebig
   Its Vice President                              Its Vice President

                                                 Exhibit A to Ninth Amendment to
                                                 Amended and Restated Credit and
                                                 Security Agreement


                             COMPLIANCE CERTIFICATE

TO:      Perry T. Larson
         Wells Fargo Bank Minnesota, National Association

DATE:    ____________________, ______

SUBJECT: Financial Statements

Dear Mr. Larson:

       I am the duly qualified and acting Chief Financial Officer of Sheldahl, Inc. (the "Borrower") and I am familiar with the financial statements and financial affairs of the Borrower. I am authorized to execute this Compliance Certificate on behalf of the Borrower.

       Pursuant to Section 6.1 of the Credit and Security Agreement dated as of June 19, 1998, by and among the Borrower, Wells Fargo Bank Minnesota, National Association, as agent ("Wells Fargo"; herein in such capacity, together with any party which may become the successor Agent under such Credit and Security Agreement, the "Agent"), and each of the financial institutions which are now or may hereafter become parties to such Credit and Security Agreement, as amended to date and as the same may be further amended, supplemented or restated from time to time, the "Credit Agreement"), enclosed are an unaudited balance sheet and statements of income and retained earnings of the Borrower, as of ___________, ____ (the "Reporting Date"), and for the year-to-date period ending on the Reporting Date. All terms used in this Compliance Certificate shall have the meanings given in the Credit Agreement.

       The balance sheet and statements of income and retained earnings fairly present the financial condition of the Borrower as of the date thereof. They have been prepared in accordance with GAAP.

       I hereby certify to the Lenders as follows:

       [ ] The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

       [ ] The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

              I further certify to the Lenders as follows:

              1. Minimum EBITDA. Pursuant to Section 6.21 of the Credit Agreement, as of the Reporting Date, the Borrower's Cash Flow Available for Debt Service was $_____________, which [ ] satisfies [ ] does not satisfy the requirement that such amount be no less than $(5,000,000).

              2. Capital Expenditures. Pursuant to Section 7.12 of the Credit Agreement, for the fiscal quarter ending on the Reporting Date, the Borrower and its Subsidiaries have expended or contracted to expend for Capital Expenditures, $__________________ in the aggregate, excluding the conversion of any existing operating leases to capital leases, which [ ] satisfies [ ] does not satisfy the requirement that such expenditures not exceed in the aggregate the amount set forth below for such fiscal quarter:

  Fiscal Quarter Ending on or about           Maximum Capital Expenditures
  ---------------------------------           ----------------------------
            March 31, 2001                             $5,000,000
            June 30, 2001                             $10,000,000
          September 30, 2001                          $16,000,000
          December 31, 2001                           $16,000,000


Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.


                                       SHELDAHL, INC.


                                       By
                                          --------------------------------------
                                          Its Vice President - Finance